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                                  EXHIBIT 99.1

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NEWS RELEASE                                          Contact: Mark H. Cosmez II
                                 Vice President, Finance/Chief Financial Officer


            GIGA-TRONICS INCORPORATED ADOPTS SHAREHOLDER RIGHTS PLAN

San Ramon, California, October 15, 1998--Giga-tronics Incorporated today announced that its Board of Directors has adopted a Shareholder Rights Plan designed to assure that all Giga-tronics Shareholders would receive fair treatment in any takeover of the Company. The Plan provides for the distribution of one Right for each share of common stock outstanding on the record date of November 10, 1998.

         In making the announcement, George H. Bruns, Jr., the Chairman and Chief Executive Officer of Giga-tronics, stated: "The Rights are designed to enable the Board of Directors to act effectively on behalf of Shareholders in response to any takeover bid. The Plan is not intended to prevent or discourage an offer for the Company that is commensurate with its value and is presented in a manner permitting full review and negotiation." Mr. Bruns also noted that "the Company has not received any unsolicited acquisition proposal at this time."

         The Rights Plan provides that in the event any person becomes the beneficial owner of 15% or more of the outstanding common shares, each Right (other than a Right held by the 15% Shareholder) will be exercisable, on and after the close of business on the tenth business day following such event, to purchase Giga-tronics common shares having a market value equal to two times the then current exercise price (initially $12). The Plan further provides that if, on or after the occurrence of such event, the Company is merged into any other corporation or 50% or more of the Company's assets or earning power are sold, each Right (other than a Right held by the 15% Shareholder) will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the then current exercise price.

         The Rights expire on November 10, 2003 (unless previously triggered), and are subject to redemption by the Board of Directors at $.001 per Right at any time prior to the first date upon which they become exercisable to purchase common shares.

         Giga-tronics will provide Shareholders with further details of the Rights Plan in a letter to be mailed in the next several weeks.

         Giga-tronics designs, manufactures and markets an extensive line of instruments and automatic test systems with broad application in wireless communications, including cellular telephone, satellite transmission, aircraft navigation, and electronic defense. It's recent acquisitions, Viking and Ultracision, provide testing and handling equipment to the semiconductor industry while Microsource manufactures a broad line of YIG tuned oscillators, filters and microwave synthesizers.

         Headquartered in San Ramon, California, Giga-tronics is a publicly held company, traded over the counter on NASDAQ National Market Systems under the symbol "GIGA".